Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Celanese Corporation Reports First Quarter Earnings; Reaffirms 2017 Outlook

Dallas, April 17, 2017: Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today reported first quarter 2017 GAAP diluted earnings per share of $1.30 and adjusted earnings per share of $1.81. The core operating models and company-wide productivity initiatives drove strong performance in the quarter. Advanced Engineered Materials expanded the opportunity pipeline and commercialized high value-add customer solutions across product lines while the Acetyl Chain exercised system-wide optionality, positioning Celanese for growth through the year. The primary difference between GAAP and non-GAAP results is from charges related to the Nanjing, China ethanol unit.

First Quarter 2017 Financial Highlights:

	Three Months Ended March 31,
	2017	2016
	(unaudited)
	(In $ millions)
Operating Profit (Loss)
Advanced Engineered Materials	98	88
Consumer Specialties	68	78
Total Materials Solutions	166	166
Industrial Specialties	25	31
Acetyl Intermediates	27	114
Eliminations	—	—
Total Acetyl Chain	52	145
Other Activities	(26)	(24)
Total	192	287

	Three Months Ended March 31,
	2017	2016
	(unaudited)
	(In $ millions, except per share data)
Net Earnings (Loss)	184	259

Adjusted EBIT(1)(2)
Advanced Engineered Materials	143	120
Consumer Specialties	100	106
Total Materials Solutions	243	226
Industrial Specialties	25	33
Acetyl Intermediates	83	115
Eliminations	—	—
Total Acetyl Chain	108	148
Other Activities	(18)	(16)
Total	333	358

Equity Earnings, Cost-Dividend Income, Other Income (Expense)
Advanced Engineered Materials	42	31
Consumer Specialties	30	28
Total Materials Solutions	72	59

Operating EBITDA(1)	404	431
Diluted EPS - continuing operations	$1.30	$1.73
Diluted EPS - total	$1.30	$1.73
Adjusted EPS(1)	$1.81	$1.83

Net cash provided by (used in) investing activities	(64)	(75)
Net cash provided by (used in) financing activities	(270)	(473)
Net cash provided by (used in) operating activities	192	287
Free cash flow(1)	126	217
______________________________

(1)	See "Non-US GAAP Financial Measures" below.

(2)
The company's discussion of adjusted earnings includes use of terms such as "segment income" and "core income". Those non-GAAP terms are defined below and reconciled in our Non-US GAAP Financial Measures and Supplemental Information document below.

First Quarter 2017 Highlights:

•	Generated highest-ever organic volumes in Advanced Engineered Materials, a double-digit increase over the prior year, by advancing solutions growth across product lines.

•
Closed a record 513 projects in the first quarter of 2017, a 70 percent increase from the same period last year, in engineered materials (Advanced Engineered Materials excluding affiliates). On pace to commercialize 1,900 projects for the year, 37 percent higher than 2016.

•
Signed a 15-year agreement with Praxair to buy high-purity carbon monoxide from a new, state-of-the-art facility, which will enhance the flexibility of critical raw material supply and solidify future growth opportunities for Celanese.

•	Named a 2017 ENERGY STAR Partner of the Year – Energy Management Award winner for outstanding efforts to improve the energy efficiency of Celanese's buildings and facilities.

•
Announced the election of Bennie W. Fowler, Group VP, Global Quality and New Model Launch, Ford Motor Company, and David C. Parry, former Vice Chairman of Illinois Tool Works, Inc., to the Board of Directors.

"This quarter's success reflects ongoing performance growth in our commercial models, growth in global markets, and our ability to identify and realize unique market opportunities," said Mark Rohr, chairman and chief executive officer. "Good cash flow in the first quarter supported our strong program of returning cash to shareholders. We repurchased 1.5 million shares and distributed $51 million in dividends, returning a total of $179 million cash."

First Quarter 2017 Business Segment Overview
Materials Solutions
Materials Solutions' GAAP operating income was consistent year over year and core income was 8 percent higher for the first quarter. Advanced Engineered Materials generated its second highest ever GAAP operating profit of $98 million and the highest ever segment income of $143 million. Volume was a record high driven by the commercialization of new pipeline opportunities, growth in Asia, and the SO.F.TER. integration. Including SO.F.TER., 513 new projects were commercialized in the quarter, a 70 percent increase over the first quarter of last year. The record number of projects demonstrates how the pipeline model has successfully evolved to manage the growing complexity of a project-based business model.
Tow volume and pricing were lower than the same quarter in 2016 mainly due to lower industry capacity utilization rates. The impact of lower tow volume and pricing more than offset productivity improvements and higher flake volume in the quarter.
Affiliate earnings in Materials Solutions were $13 million higher than the same quarter in 2016 primarily due to strong performance at the Fortron affiliate and solid demand at the Advanced Engineered Materials' Asian affiliates.
Acetyl Chain
The Acetyl Chain's leadership positions and global presence helped to manage through a tough operating environment and increase price year over year across product lines. Volume was lower versus the same quarter last year as the first quarter of 2016 benefited from incremental volume due to overlapping contracts which did not repeat in 2017. Lower volume was also driven by a choice to sell less VAM in China due to competitive dynamics. Sequentially, GAAP operating margin was lower in the first quarter of 2017 mainly due to charges related to the Nanjing, China ethanol facility, but core income margin expanded sequentially driven by the discipline and flexibility in the chain. Industry conditions improved each month through the first quarter, staging the business for increased profitability going forward.
Cash Flow
The company recorded operating cash flow of $192 million and generated $126 million of free cash flow. Capital expenditures in the quarter were $62 million. An aggregate of $179 million of cash was returned to shareholders in the first quarter of 2017 with $128 million in share buy-backs and $51 million in dividends. The company is on pace to meet its $500 million share buyback commitment for 2017.

Outlook
"The first quarter of 2017 was another strong quarter for Celanese. Our differentiated commercial approach and operating discipline in both businesses has allowed us to create value for customers and shareholders. Our Advanced Engineered Materials opportunity pipeline, enhanced by SO.F.TER. and Nilit integrations, will continue to drive growth in 2017 and offset the decline in tow earnings. The Acetyl Chain is well-positioned to benefit from a volatile raw materials environment and the current industry operating backdrop to improve profits as the year progresses. While we anticipate challenges in 2017, we have plans in place to offset these headwinds and deliver growth in adjusted earnings per share of 8-11 percent," said Rohr.
We are unable to reconcile forecasted adjusted earnings per share growth to US GAAP diluted earnings per share without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, is not practical.
The company's earnings presentation and prepared remarks related to the first quarter results will be posted on its website at www.celanese.com under Investor Relations/Events and Presentations after market close on April 17, 2017. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on the website and available at the link below. See "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Surabhi Varshney	Travis Jacobsen	Jens Kurth
Phone: +1 972 443 3078	Phone: +1 972 443 3750	Phone: +49(0)69 45009 1574
Surabhi.Varshney@celanese.com	William.Jacobsen@celanese.com	Jens.Kurth@celanese.com
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our two complementary business cores, Acetyl Chain and Materials Solutions, use the full breadth of Celanese's global chemistry, technology and business expertise to create value for our customers and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,300 employees worldwide and had 2016 net sales of $5.4 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions, including the announced stock purchase transaction. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release, including with respect to the acquisitions. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Non-GAAP Financial Measures
Presentation
This document presents the Company's business segments in two subtotals, reflecting our two cores, the Acetyl Chain and Materials Solutions, based on similarities among customers, business models and technical processes. As described in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q, the Acetyl Chain includes the Company's Acetyl Intermediates segment and the Industrial Specialties segment. Materials Solutions includes the Company's Advanced Engineered Materials segment and the Consumer Specialties segment.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures

•
Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We may provide guidance on adjusted EBIT but are unable to reconcile forecasted adjusted EBIT to a US GAAP financial measure without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains and losses, which may be significant, is not practical. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.

•
Adjusted EBIT by core (i.e. Acetyl Chain and/or Materials Solutions) may also be referred to by management as core income. Adjusted EBIT margin by core may also be referred to by management as core income margin. Adjusted EBIT by business segment may also be referred to by management as segment income. Adjusted EBIT margin by business segment may also be referred to by management as segment income margin.

•
Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.

•
Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We may provide guidance on adjusted earnings per share but are unable to reconcile forecasted adjusted earnings per share to a US GAAP financial measure without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains and losses, which may be significant, is not practical.

Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.

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Free cash flow is a liquidity measure used by the Company and is defined by the Company as cash flow from operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from or distributions to Mitsui & Co., Ltd. ("Mitsui") related to our methanol joint venture, Fairway Methanol LLC ("Fairway").

Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about April 17, 2017 and also available on our website at www.celanese.com under Financial Information, Non-GAAP Financial Measures, or at this link: http://investors.celanese.com/interactive/lookandfeel/4103411/Non-GAAP.PDF.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended March 31,
	2017	2016
	(In $ millions, except share and per share data)
Net sales	1,471	1,404
Cost of sales	(1,119)	(1,014)
Gross profit	352	390
Selling, general and administrative expenses	(83)	(80)
Amortization of intangible assets	(4)	(2)
Research and development expenses	(17)	(19)
Other (charges) gains, net	(55)	(5)
Foreign exchange gain (loss), net	—	3
Gain (loss) on disposition of businesses and asset, net	(1)	—
Operating profit (loss)	192	287
Equity in net earnings (loss) of affiliates	47	38
Interest expense	(29)	(33)
Refinancing expense	—	(2)
Interest income	—	1
Dividend income - cost investments	29	27
Other income (expense), net	1	—
Earnings (loss) from continuing operations before tax	240	318
Income tax (provision) benefit	(56)	(60)
Earnings (loss) from continuing operations	184	258
Earnings (loss) from operation of discontinued operations	—	1
Income tax (provision) benefit from discontinued operations	—	—
Earnings (loss) from discontinued operations	—	1
Net earnings (loss)	184	259
Net (earnings) loss attributable to noncontrolling interests	(1)	(2)
Net earnings (loss) attributable to Celanese Corporation	183	257
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	183	256
Earnings (loss) from discontinued operations	—	1
Net earnings (loss)	183	257
Earnings (loss) per common share - basic
Continuing operations	1.30	1.74
Discontinued operations	—	—
Net earnings (loss) - basic	1.30	1.74
Earnings (loss) per common share - diluted
Continuing operations	1.30	1.73
Discontinued operations	—	—
Net earnings (loss) - diluted	1.30	1.73
Weighted average shares (in millions)
Basic	140.6	147.4
Diluted	141.0	148.1

Consolidated Balance Sheets - Unaudited

	As of March 31, 2017	As of December 31, 2016
	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	501	638
Trade receivables - third party and affiliates, net	886	801
Non-trade receivables, net	216	223
Inventories	717	720
Marketable securities, at fair value	31	30
Other assets	38	60
Total current assets	2,389	2,472
Investments in affiliates	874	852
Property, plant and equipment, net	3,571	3,577
Deferred income taxes	154	159
Other assets	308	307
Goodwill	800	796
Intangible assets, net	192	194
Total assets	8,288	8,357
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	107	118
Trade payables - third party and affiliates	615	625
Other liabilities	262	322
Income taxes payable	31	12
Total current liabilities	1,015	1,077
Long-term debt, net of unamortized deferred financing costs	2,851	2,890
Deferred income taxes	140	130
Uncertain tax positions	138	131
Benefit obligations	866	893
Other liabilities	237	215
Commitments and Contingencies
Stockholders' Equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(1,662)	(1,531)
Additional paid-in capital	149	157
Retained earnings	4,451	4,320
Accumulated other comprehensive income (loss), net	(327)	(358)
Total Celanese Corporation stockholders' equity	2,611	2,588
Noncontrolling interests	430	433
Total equity	3,041	3,021
Total liabilities and equity	8,288	8,357